EXHIBIT 99.2

E*TRADE FINANCIAL Media Relations Contact

Pam Erickson

E*TRADE FINANCIAL Corporation

617-296-6080

pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact

Adam Townsend

E*TRADE FINANCIAL Corporation

703-236-8719

adam.townsend@etrade.com

E*TRADE FINANCIAL CORPORATION ISSUES SUPPLEMENTAL PORTFOLIO DISCLOSURE

New York, August 16, 2007 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) released supplemental disclosures today related to the composition and funding sources for its balance sheet. The Company provided a presentation containing additional information to its June 30, 2007 quarterly results, including expanded transparency on the credit quality of its mortgage and securities portfolios. This presentation can be found at https://investor.etrade.com. In addition, the Company stated that it has seen no material changes to date with respect to the availability, pricing or margin on its wholesale funding sources, including repurchase agreements. Management maintains that it does not believe that the current market capitalization accurately reflects the financial strength and performance of the business.

Selected highlights from the presentation include:

•	The Company’s $15.7 billion first lien mortgage portfolio is supported by high FICO scores, low Loan-to-Value ratios (LTV) and private mortgage insurance
•	All first lien mortgage loans with an 80% or higher LTV are protected by private mortgage insurance
•	$9.2 billion, or 74%, of its home equity portfolio is to borrowers with FICO scores of 700 and higher
•	$12.6 billion, or 99%, of mortgage-backed securities are rated AAA
•	97% of its Asset-backed Securities portfolio is rated investment grade
•	Consistent and growing base of retail customer cash
•	$10 billion in excess wholesale borrowing capacity from the Federal Home Loan Bank

About E*TRADE FINANCIAL

The E*TRADE FINANCIAL family of companies provides financial services including trading, investing, banking and lending for retail and institutional customers. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank and lending products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.

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Important Notice

E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual reports previously filed by E*TRADE FINANCIAL Corporation with the SEC on Form 10-K (including information under the caption “Risk Factors”) and quarterly reports on Form 10-Q.

© 2007 E*TRADE FINANCIAL Corporation. All rights reserved.